EXHIBIT 99.1

| PRESS RELEASE

UFP Industries Expands Pallet Manufacturing Network Through Acquisition of Apache Products

GRAND RAPIDS, Mich. — Oct. 26, 2026 — UFP Industries, Inc. (Nasdaq: UFPI) today announced the acquisition of the operating assets, including real estate, of Apache Products, Inc. dba Acme Skid, a pallet manufacturer based in Silsbee, Texas, for approximately $27 million. The transaction expands UFP Packaging's pallet manufacturing footprint and strengthens the company's ability to serve customers throughout the Gulf Coast, one of the country's largest industrial and petrochemical markets.

Apache Products designs and manufactures stringer and heat-treated pallets from its facility in Silsbee. The transaction adds approximately $55 million in annual sales and brings 165 employees into the UFP family. The addition strengthens a core business for UFP Industries and expands UFP Packaging's PalletOne network with immediate capacity and a strong platform for long-term growth.

“Apache is the kind of business we look for at UFP: an established market leader with long-standing customer relationships, a disciplined operation and an experienced team that has a proven track record of execution,” said Will Schwartz, chief executive officer of UFP Industries. “This acquisition tracks with our other investments this year—broadening our reach into a strategically important geography and creating opportunities to grow with our national customers across the region to create long-term value.”

The Apache facility will be integrated into UFP Packaging's existing pallet manufacturing network, creating opportunities to leverage UFP’s operational scale, national customer relationships and broader packaging platform while maintaining the local expertise and customer focus that have defined Apache's success.

“The Gulf Coast is one of the country's most important industrial packaging markets, driven by concentrated manufacturing, energy and petrochemical activity,” said Scott Worthington, president of UFP Packaging. “The team at Apache will expand our ability to support customers as they grow through greater efficiency, scale and access to a larger range of packaging solutions.”

The acquisition underscores UFP Industries’ continued focus on investing in core businesses, expanding manufacturing capacity to serve regional and national customers, and strengthening the competitive position of its operating companies across packaging and industrial markets. The transaction is expected to close on or around Nov. 16, 2026.

UFP Packaging is a leading provider of comprehensive industrial packaging solutions and the largest producer of wood pallets and crates in the United States. In addition to pallets, the company combines nationwide engineering and manufacturing expertise to develop custom, multi-material packaging systems that solve complex product protection and supply chain challenges. Its capabilities encompass structural and reusable metal packaging, custom and stock corrugated boxes, advanced printing and labeling, and other protective packaging solutions.

About UFP Industries

UFP Industries, Inc. (Nasdaq: UFPI) is a holding company whose operating subsidiaries manufacture, distribute and sell value-added products for the retail, construction and industrial markets throughout North America, Europe, Asia and Australia. Founded in 1955 and headquartered in Grand Rapids, Mich., UFP Industries is among North America's largest diversified manufacturers.